SUB-ITEM 77K:  Changes in registrant’s certifying accountant

On June 30, 2014, KPMG LLP (“KPMG”) acquired certain assets of ROTHSTEIN-KASS, P.A. (d/b/a Rothstein Kass & Company, P.C.) and certain of its affiliates (“Rothstein Kass”), the independent public accounting firm for each series (the “Funds”) of the Centre Funds (the “Trust”).  As a result of this transaction, effective June 30, 2014, Rothstein Kass resigned as the independent registered public accounting firm for the Funds.  The Trust, by action of its Audit Committee, which was confirmed and approved by its Board of Trustees, approved the selection of KPMG to serve as each Fund’s independent registered public accounting firm for the Funds’ fiscal years ending September 30, 2014 and September 30, 2015.

The reports of Rothstein Kass on the Funds’ financial statements for the two most recent fiscal years ended September 30, 2012 and September 30, 2013 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Funds’ two most recent fiscal years ended September 30, 2012 and September 30, 2013 and through June 30, 2014:  (i) there were no disagreements with Rothstein Kass on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rothstein Kass, would have caused Rothstein Kass to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for such years; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K) under the Securities Exchange Act of 1934, as amended.

The selection of KPMG does not reflect any disagreements with or dissatisfaction by the Funds or the Board of Trustees with the performance of the Funds’ prior independent registered public accounting firm, Rothstein Kass.  During the Funds’ two most recent fiscal years ended September 30, 2012 and September 30, 2013 and through June 30, 2014, neither the Trust nor the Funds nor anyone on their behalf, consulted with KPMG on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Trust on behalf of the Funds requested that Rothstein Kass furnish it with a letter addressed to the Securities and Exchange Commission (the “SEC”) stating whether Rothstein Kass agrees with the above statements with respect to Rothstein Kass.  A copy of the letter from Rothstein Kass to the SEC is filed as an Exhibit to this Form N-SAR.